Exhibit 99.3

PCB Bancorp Declares Quarterly Cash Dividend of $0.12 Per Common Share
Los Angeles, California - October 28, 2021 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), announced that on October 28, 2021, its Board of Directors declared a quarterly cash dividend of $0.12 per common share. The dividend will be paid on or about November 19, 2021, to shareholders of record as of the close of business on November 12, 2021.
About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

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